Contact:
                                   Craig Dunham

                                   Dynasil Corporation of
                                   America
                                   Phone: (856) 767-
                                   4600
                                   Email:
                                   cdunham@Dynasil.com

   Dynasil Announces Contracts Totaling $5.6 Million for
       Detection of Nuclear Weapons and Dirty Bombs

WEST BERLIN, N.J. January 22, 2009 - Dynasil Corporation of America (OTCBB: DYSL) announced today that Radiation
Monitoring Devices, Inc., Dynasil's research subsidiary, was awarded three research and development contracts with three year periods of performance from the Domestic Nuclear
Detection Office of the Department of Homeland Security totaling more than $5.6 million to develop new, high performance nuclear radiation detector materials targeted to protect the nation from nuclear and radiological threats.

One of the most serious threats faced by the United
States is the possibility of terrorists smuggling a nuclear weapon into the country and the Department of Homeland
Security is seeking improved detection equipment. Existing detectors tend to be expensive, too small, or are plagued by false alarms from naturally occurring radioactive materials, such as kitty litter and ceramics, which emit radiation.

To address this challenge, scientists at Radiation
Monitoring Devices, Inc. ("RMD") will build upon their 35 years of detector development experience and examine advanced radiation detectors made from innovative semiconductor crystals. Mr. Kanai Shah, RMD's Principal
Investigator on these projects, stated: "The major technical challenge is to produce high purity single crystals with superior electronic properties."

These crystals are targeted to be used to build the next generation of room temperature radiation detectors that couple high sensitivity with unique discriminating ability to identify radioactive sources. This could provide
Homeland Security, the military, customs, police, and first responders with the tools they need to detect and interdict these weapons of mass destruction.

According to Dr. Michael Squillante, RMD's Vice President of Research, "This is a case of applying proven semiconductor processing techniques to exciting state-of-the-art electronic materials to solve a critical need and potentially save lives."

RMD has assembled a team including personnel from Raytheon Corporation and the University of Michigan which brings together expertise in materials science, detector technology and systems integration to potentially investigate, develop, manufacture and deploy the resulting systems.

About Dynasil: Founded in 1960, Dynasil is a manufacturer of photonic products including optical materials, components, coatings and instruments for a broad range of applications markets in the medical, industrial and defense sectors. Its wholly owned subsidiaries are located in New Jersey, New York and Massachusetts.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions.
These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.